As filed with the Securities and Exchange Commission on May 7, 2019	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NATIONAL GENERAL HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	27-1046208
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

59 Maiden Lane, 38th Floor
New York, New York 10038
(Address of principal executive offices, including zip code)

National General Holdings Corp. 2019 Omnibus Incentive Plan
(Full title of the plan)

Jeffrey Weissmann, Esq.
General Counsel and Secretary
59 Maiden Lane, 38th Floor
New York, New York 10038
(212) 380-9500
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share	2,500,000	$24.71	$61,762,500	$7,485.62

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of the Registrant’s Common Stock, par value $0.01 per share (“Common Stock”), that becomes issuable under the National General Holdings Corp. 2019 Omnibus Incentive Plan by reason of any stock splits, stock dividends, reorganizations, mergers, consolidations, recapitalizations or other similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the Registrant’s Common Stock as reported by the Nasdaq Stock Market on May 2, 2019.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the National General Holdings Corp. 2019 Omnibus Incentive Plan (the “Plan”), as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which are on file with the Commission, are incorporated by reference into this Registration Statement (except for the portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the Commission which are deemed not to be incorporated by reference into this Registration Statement):

1.	The Registrant’s Annual Report on Form 10-K for the Registrant’s fiscal year ended December 31, 2018;

2.	The Registrant’s Quarterly Report on Form 10-Q for the Registrant’s quarter ended March 31, 2019;

3.
The Registrant’s Current Reports on Form 8-K filed with the Commission on January 7, 2019 (excluding that information designated in such Current Report as furnished and not filed), February 25, 2019 (filed at 4:01 p.m., Eastern time), February 25, 2019 (filed at 4:10 p.m., Eastern time) (excluding that information designated in such Current Report as furnished and not filed), and May 6, 2019 (excluding that information designated in such Current Report as furnished and not filed);

4.	The Registrant’s Definitive Proxy Statement on Schedule 14A filed on March 21, 2019; and

5.
The description of the Registrant’s Common Stock, par value $0.01 per share, contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36311) filed with the Commission on February 10, 2014 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the Commission) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

Item 4. Description of Securities.

The securities to be offered are registered under Section 12 of the Exchange Act and, accordingly, no description is provided hereunder.

Item 5. Interests of Named Experts and Counsel.

Mr. Jeffrey Weissmann, General Counsel and Secretary of the Registrant, has rendered an opinion as to the validity of the Common Stock offered hereby. As of May 7, 2019, Mr. Weissmann beneficially owned 34,995 shares of Common Stock (including 600 shares of common stock held indirectly by Mr. Weissmann as Uniform Transfers to Minors Act

(UTMA) Custodian for custodial accounts for his children) and held vested options to purchase 320,103 shares of Common Stock. Additionally, Mr. Weissmann holds 75,808 unvested restricted stock units which convert to common stock on a one-for-one basis upon vesting. Mr. Weissmann is eligible to participate in the Plan covered by this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) grants the Registrant the right to eliminate or limit the personal liability of a director to the Registrant or its stockholders for monetary damages for breach of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit. As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) includes provisions that limit or eliminate the personal liability of the Registrant’s directors for a breach of their fiduciary duty of care as a director. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted under Delaware law.

Under Section 145 of the DGCL, the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Further, the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding discussed above, or in defense of any claim, issue or matter therein, the Registrant is required to indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

In accordance with Section 145 of the DGCL, the Certificate of Incorporation provides that the Registrant will indemnify its directors and officers (an “Indemnified Person”) to the fullest extent permitted under Delaware law; provided, however, that, except for proceedings to enforce an Indemnified Person’s rights to indemnification and advancement of expenses, the Registrant is not obligated to indemnify an Indemnified Person in connection with a proceeding (or part thereof) commenced by such Indemnified Person unless the commencement of such proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Registrant’s board of directors. The Certificate of Incorporation also provides that the Registrant will pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under the Certificate of Incorporation or otherwise.

The Registrant has entered into indemnification agreements with each of its executive officers and directors pursuant to which each executive officer and director will be indemnified as described above (or furnished contribution by the Registrant if indemnification is unavailable) and will be advanced costs and expenses subject to delivery of an undertaking to repay any advanced amounts if it is ultimately determined that such executive officer or director is not entitled to indemnification for such costs and expenses.

The Certificate of Incorporation also provides that the Registrant may indemnify and advance expenses to employees or agents of the Registrant. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents of the Registrant shall be made in such manner as is determined by the Registrant’s board of directors in its sole discretion. Notwithstanding the foregoing sentence, the Registrant shall not be required to indemnify such persons in connection with a proceeding initiated by such persons if the proceeding was not authorized in advance by the board of directors.

In accordance with the DGCL, the Certificate of Incorporation provides that the rights to indemnification and advancement of expenses conferred in the Certificate of Incorporation are not exclusive of any other rights which any person may have or acquire under any statute, provision of the Certificate of Incorporation. In addition, the Registrant’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

The Registrant is authorized under Delaware law to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Registrant would have the power to indemnify such person against such liability. The Certificate of Incorporation provides that the Registrant may purchase and maintain insurance on behalf of its directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Registrant under its Certificate of Incorporation. The Registrant maintains directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits to this Registration Statement are listed in the index below.

Exhibit Number	Description of Exhibit

4.1
Second Amended and Restated Certificate of Incorporation of National General Holdings Corp. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013).

4.2
Amended and Restated Bylaws of National General Holdings Corp. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013).

4.3	Form of Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013).
4.4	National General Holdings Corp. 2019 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 6, 2019).
4.5	Form of Non-Qualified Stock Option Agreement under the NGHC 2019 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on May 6, 2019).
4.6	Form of Restricted Share Unit Agreement under the NGHC 2019 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on May 6, 2019).
5.1	Opinion of Jeffrey Weissmann, General Counsel and Secretary of the Registrant, with respect to the legality of the securities being registered hereunder.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of BDO USA LLP.
23.3	Consent of Jeffrey Weissmann, General Counsel and Secretary of the Registrant (included in legal opinion filed as Exhibit 5.1).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 7th day of May, 2019.

NATIONAL GENERAL HOLDINGS CORP.

By:	/s/ Michael Weiner
Michael Weiner Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Barry Karfunkel	Chief Executive Officer, Co-Chairman and Director	May 7, 2019
Barry Karfunkel	(Principal Executive Officer)

/s/ Michael Weiner	Chief Financial Officer	May 7, 2019
Michael Weiner	(Principal Financial Officer)

/s/ Lawrence J. Moloney	Chief Accounting Officer	May 7, 2019
Lawrence J. Moloney	(Principal Accounting Officer)

/s/ Robert Karfunkel	President, Co-Chairman and Director	May 7, 2019
Robert Karfunkel

/s/ Barry Zyskind	Director	May 7, 2019
Barry Zyskind

/s/ Donald DeCarlo	Director	May 7, 2019
Donald DeCarlo

/s/ Patrick Fallon	Director	May 7, 2019
Patrick Fallon

/s/ Barbara Paris	Director	May 7, 2019
Barbara Paris

/s/ John Marshaleck	Director	May 7, 2019
John Marshaleck

/s/ John Nichols	Director	May 7, 2019
John Nichols